Annual Report

Cover Page

Name of issuer:

TAXA Biotechnologies Inc

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 3/8/2012

Physical address of issuer:

665 3rd Street
Ste 230
San Francisco CA 94107

Website of issuer:

http://www.taxa.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$223,265.00	$230,909.00
Cash & Cash Equivalents:	$182,977.00	$193,376.00
Accounts Receivable:	$0.00	$1,097.00
Short-term Debt:	$581,161.00	$589,120.00
Long-term Debt:	$732,807.00	$423,000.00
Revenues/Sales:	$3,892.00	$5,694.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$1,457.00	$1,247.00
Net Income:	($366,880.00)	($298,573.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Changes Since Your Last Wefunder Filing

Would you like to include a message to your investors in your annual report?

It's my pleasure to bring you our first Annual Report. Now that we have a large number of investors, following our successful Title III equity crowd-raise on WeFunder, we will use this report to keep you all updated on the condition of our business and any changes to our business plan as it evolves over time. The PDF of the annual report can be found at http://www.taxa.com/investors/letter-to-shareholders-2016-annual-report

In this report you will find a current update on our business strategy and plan, information on the Company and capital structure and our 2016 Financial Statements.

We plan to launch Orbella, our fragrant moss product, once outstanding manufacturing and production issues are resolved. The design, packaging and branding work for the product has been completed. When we launch, I hope you will help us spread the news via word of mouth social media. If you have connections to journalists or online distributors, now would be a great time to introduce those to us.

Thank you once again for the trust and faith you have shown by investing in TAXA. It truly is an honor to have your support and I'm continually humbled by the belief you have shown in what we are working on, even more so given that we have not met many of you in person. Without that trust, our mission to use biotechnology to create a more sustainable future would not be possible.

Please don't hesitate to reach out to me if you have any questions, concerns or interesting ideas to share with us.

Have there been changes to your directors or officers?

No

Have there been changes to your list of principle security holders?

No

Have there been other exempt offerings that the issuer has conducted that weren't included in the issuer's last Form C filing with Wefunder?

No

Have there been any other changes that investors should be aware of?

We have stopped work on the Glowing Plant indefinately in order to preserve cash and focus on the Fragrant Moss

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

TAXA Biotechnologies Inc

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Antony Evans	CEO	TAXA Biotechnologies	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Antony Evans	CEO	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Antony Evans	5,238,563 Common Shares	74.7

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control – as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> The company is dependent upon the retention and addition of high quality employees.
>
> Taxa is dependent upon the continued support and involvement of key management, technical, and scientific personnel. Taxa's success and ability to compete is dependent on its continuing ability to identify, attract, hire, train, retain and motivate highly qualified employees with knowledge of the businesses in which Taxa operates. If any of Taxa's key personnel were to cease their employment with Taxa, Taxa's business may be adversely affected.
>
> The company's operations could be adversely affected by regulatory change. Changes to Government regulation may reduce the volumes and or values of the products that the company seeks to sell.

Taxa's business is dependent on the company's ability to sell plants without going through regulatory review. Adverse regulatory change to this would negatively impact our business, prospects, results of operations and financial condition. The day before Trump's inauguration the previous administration published proposals that if implemented would significantly impact our ability to do business. Included in these new regulations were new proposals from USDA regarding the regulation of genetically modified plants, such as the ones we are developing. Some aspects of the new proposals would be good for us, such as deregulating agro-bacteria, which would significantly improve sales of products like our maker kit. They also propose to deregulate a number of regulatory elements, which would increase the strength of promoters available to us. However the new proposals do include one extremely problematic proposal, which is to regulate all GMO plants of the kind we are developing as noxious weeds. Our opinion is that this is an absurd proposal, as by the USDA has stated that none of the hundreds of plants it's previously reviewed have posed a noxious weed risk, so it is unclear it will pass into law and even if it does we will be requesting that our products are grandfathered in (it won't come into place immediately). We think this appears to be a politically motivated proposal to appeal to the environmental left so it's unclear how the current administration will handle it. We are actively engaged in the rulemaking process in order to ensure the relevant officials understand the risks. If implemented however it would have a very severe impact on our business, which would likely result in us folding the company as we would be unable to afford the costs associated with the deregulation process.

The development of new products is a complex and lengthy process and may not be completed within anticipated timeframes.

Taxa's future results of operations depend, to a significant extent, on its ability to develop, manufacture and successfully commercialize new products in a timely manner. The development process is both time consuming and costly and involves a high degree of business risk. For example, Taxa may:

1) Fail to develop products that are sufficiently exciting to the consumer market.

2)Fail to develop products that meet desired product characteristics

3)Fail to develop products which meet regulatory requirements

Taxa is dependent on consumer demand for its products.

Taxa is dependent on demand for the products it manufactures for its customers and has no control or influence over the market demand for its customers' products. Demand for its customers' products can be adversely affected by, among other things, consumer tastes, the emergence of competing products, Government regulation, and reputational issues. If the products Taxa develops do not gain market acceptance, its revenues and profitability will be adversely affected.

Taxa's future revenues are dependent upon successful development of products.

While biology is becoming easier to engineer, it is still really challenging, and takes a long time. Due to the novelty of our research we regularly encounter unanticipated problems and can reasonably expect to encounter further unanticipated challenges again in the future. The development of the Glowing Plant is behind its original schedule and remains too dim for broad market acceptance. There is a chance we are never able to overcome all the issues and create a viable Glowing Plant that the market will accept. As our products are new to the market, there is a risk that consumers may not seek to purchase them. Failure to develop products of a sufficient quality may impact adversely the company's business, prospects, results of operations and financial condition.

Net Losses and Negative Cash Flow

Taxa has recorded net losses in prior years as it has looked to develop its products. While Taxa expects to generate increasing revenues from its products in the future the company may not be able to generate a net profit, or if it does generate a net profit, to sustain profitability. The company has invested in its facility, processed and development of products and has required financing to support its operating and investing activities. The company may not generate operating cash flow or may be required to make significant additional investments in its business, either of which could have a Material Adverse Effect.

The company operates in a sector where other participants create competition.

The company operates in a market that is growing and will attract competition. Competition is driven by proprietary technologies and knowhow, capabilities, consistency of operational performance, quality, price, value, alternative therapies, and speed. Some competitors may have greater financial, research and development, operational and marketing resources than Taxa and be able to bring competing products to market. Greater financial, research and development, operational and marketing resources and experience may allow Taxa's competitors to respond more quickly with new, alternative or emerging technologies.

Insufficient Liquidity

In the past, Taxa has obtained the cash required for its operations primarily through funding from Kickstarter, Y Combinator and Collaborative Research Agreements. As at April 2017 the Company has limited liquidity available to fund its business. Taxa may require additional funding for the development and commercialization of its products and to keep pace with the expected business growth. While Taxa may consider funding its business in future through a combination of debt and equity financing, there can be no assurance that such additional financing will be obtained.

Trade Marks

Taxa will seek to own trade-marks that identify its processes and products. Although Taxa monitors the possible infringement or misuse of its trademarks, it is possible that third parties may infringe upon its intellectual property rights. Any unauthorized use of Taxa's trademarks could harm its reputation or commercial interests. In addition, Taxa's enforcement against third-party infringers may be unduly expensive or time-consuming, or the outcome may be an inadequate remedy.

Trade Secrets

Taxa also relies on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain its competitive position. Taxa seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as Taxa's employees, corporate collaborators, outside scientific collaborators, consultants, advisors and other third parties. Despite these efforts, any of these parties may breach the agreements and disclose Taxa's proprietary information, including its trade secrets, and it may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. If any of Taxa's trade secrets were to be lawfully obtained or independently developed by a competitor, it would have no right to prevent such competitor from using that technology or information to compete with Taxa, which could harm Taxa's competitive position.

Regulatory Compliance

Some of Taxa's products exist in areas where, due to novelty, there are no legal precedents for interpreting regulations. As a result Taxa may misinterpret regulations which could result in financial or operational penalties.

Investment of net proceeds after the offering

Taxa will have significant flexibility in applying the net proceeds of the Offering. Investors in Taxa will not have an opportunity to evaluate for themselves the relevant economic, financial and other information regarding any investment or business activity undertaken by Taxa after the Offering. Taxa may pay operating and other expenses from the net proceeds of this Offering. The Corporation's ability to achieve its investment objectives may be limited to the extent that net proceeds of the Offering, pending full investment, are used to pay expenses rather than to make investments. Furthermore, no assurance can be given that Taxa will be successful in investing the net proceeds of the Offering in investments or activities that will achieve its business objectives. An investment in the Company is speculative and may result in the loss of an investor's entire investment. Only potential investors who can afford to lose their entire investment should consider an investment in the Company.

Litigation or calls for refunds from pre-order customers

In April we cancelled the Glowing Plant, for which we have taken nearly $600k in pre-orders. Those backers may demand refunds or enter litigation which would result in bankrupcy.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights	Other Rights
Preferred Stock (list each class in order of preference):				
			Choose	No
Common Stock	20,000,000	5,657,745	Yes	No
Other				
			Choose	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	0
Options:	800,630
Other Rights:	
SAFE	423,000

Describe any other rights:

We have approximately $200,000 in Revenue Share Contracts. Should our Fragrant Moss prove successful in the market these contracts will pay out 10% of the proceeds from Net Sales of the Fragrant Moss Products until the owners of those contracts have recouped their original investment.

24. Describe the material terms of any indebtedness of the issuer:

None

INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
12/2014	Regulation D, Rule 506(b)	SAFE	$323,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

From time to time the company received advances from its Chief Executive Officer for working capital. Such advances were considered short-term and incurred interest rates consistent with Internal Revenue Service minimum, which approximate 3%. In 2015 advances and accrued interest thereon of $1,351 were repaid in full. Interest expense for related party advances was $384 and $383 for the years ended December 31, 2015 and 2014.

INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.

The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

We rely heavily on the pre-sale of our products, and debt and equity financing for working capital. As of December 31, 2016, we had negative working capital of approximately $430,000 and will incur additional costs while developing our products before they are available for sale to the masses. In addition, we have incurred losses since Inception. These matters raise substantial doubt about the Company's ability to continue as a going concern. Throughout 2017, the Company intends to fund its operations with funding from our 2016 Regulation Crowdfunding campaign, additional debt and/or equity financings, and pre-sales/revenues from selling our Fragrant Moss. If we cannot raise additional short term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. We may also be forced to close the company. The financial statements do not include any adjustments that might result from these uncertainties.

INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

Photos of the Glowing Plant are long exposure photographs and don't represent how the human eye sees the plants

INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:
(a) a description of the material content of such information;
(b) a description of the format in which such disclosure is presented; and
(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.taxa.com/investors

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements & Tax Returns

Appendix D: Director & Officer Work History

- Antony Evans

Appendix E: Supporting Documents

- TAXA_Biotechnologies_2016_Annual_Report.pdf
- TAXA_Biotechnologies_2016_Financial_Statements.pdf



Antony Evans

2nd

Founder & CEO at TAXA Biotechnologies

San Francisco Bay Area | Biotechnology

Current TAXA Biotechnologies, Inc (previously Glowing Plant)

Previous Senstore, mBank, Bain & Company

Education INSEAD

Connect | Send Antony InMail

500+ connections

https://www.linkedin.com/in/antonyevans

Contact Info

Background

Summary

Using synthetic biology to create a glowing plant, natural lighting without creating CO_2 emissions.

Specialties: Startups, strategic planning, partnership negotiation, product development, crowdfunding, microfinance, project management, ruby on rails, Android development

Experience

Founder & CEO

TAXA Biotechnologies, Inc (previously Glowing Plant)

September 2012 – Present (3 years 9 months) | San Francisco

- Crowdfunded $484k on Kickstarter to create real bio-luminescent plants
- Led first biotech company to receive investment from Y Combinator and raised $425k angel round
- Established viable regulatory pathways for GE plants that don't require USDA approval
- Shipped Fluc v1 Glowing Plants, lowest cost GE plant ever shipped commercially
- Shipped 'maker kit' enabling anyone to genetically engineer a plant from their home or school
- Generated widespread media coverage including New York Times, Wall Street Journal, Time, Nature, BBC, CNN, Techcrunch & Washington Post



Glowing Plant Kickstarter video

Co-founder

Senstore

August 2011 – June 2013 (1 year 11 months) | San Francisco Bay Area

Senstore has developed the virtual nurse, and Android application that lets users answer the question "do I need to see a doctor?". It's available on google play where it's received over 250,000 downloads: https://play.google.com/store/apps/details?id=com.senstore.alice.harvard

CFO/COO

mBank

September 2009 – October 2010 (1 year 2 months)

Mobile microfinance bank based in Philippines. Antony ran the pilot operations on the ground, developing the first micro-overdraft, managing the relationship with Smart Communications the joint venture partner and liaising with the central bank on mobile money regulations.